Exhibit 4.10

UTSTARCOM HOLDINGS CORP.

2017 EQUITY INCENTIVE PLAN

NOTICE OF GRANT OF PERFORMANCE UNITS

Unless otherwise defined herein, the terms defined in the 2017Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Notice of Grant of Performance Units (the “Notice of Grant”).

Participant:

Address:

You have been granted the right to receive Performance Units, subject to the terms and conditions of the Plan, this Notice of Grant and the Performance Unit Award Agreement attached hereto as Exhibit A (together, the “Award Agreement”) as follows:

Date of Grant	_______________________________________
Target Number of Performance Units	[_______________________________________]
Performance Period	[_______________________________________]
Performance Matrix

The number of Performance Units in which you may vest in accordance with the Vesting Schedule below will depend upon achievement [Insert Description of Performance Goal(s)] and will be determined in accordance with the Performance Matrix, attached hereto as Appendix B. [Insert Performance Target(s)].

Vesting Schedule:

The Performance Units will vest as follows: [Insert Vesting Schedule]

In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Performance Units, the Performance Units and Participant’s right to acquire any Shares hereunder will immediately terminate.

By Participant’s signature and the signature of the Company’s representative below, Participant and the Company agree that this Award of Performance Units is granted under and governed by the terms and conditions of the Plan and the Award Agreement, both of which are made a part of this document.

PARTICIPANT	UTSTARCOM HOLDINGS CORP.

Signature	By

Print Name	Title

EXHIBIT A

PERFORMANCE UNIT AWARD AGREEMENT

1.Grant.  The Company hereby grants to the Participant named in the attached Notice of Grant an Award of Performance Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference.  Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.

2.Company’s Obligation to Pay.  Each Performance Unit represents the right to receive a Share on the date it vests.  Unless and until the Performance Units will have vested in the manner set forth in Section 3, Participant will have no right to payment of any such Performance Units.  Prior to actual payment of any vested Performance Units, such Performance Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.Vesting Schedule.  Subject to Section 5, the Performance Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant.  Performance Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

4.Payment after Vesting.

(a)General Rule.  Subject to Section 7, any Performance Units that vest will be paid to Participant (or in the event of Participant’s death, to his or her properly designated beneficiary or estate) in whole Shares.  Subject to the provisions of Section 4(b), such vested Performance Units shall be paid in whole Shares as soon as practicable after vesting, but in each such case within the period ending no later than the later of (i) the end of the calendar year that includes the vesting date or (ii) the fifteenth (15th) day of the third (3rd) month following the vesting date.  In no event will Participant be permitted, directly or indirectly, to specify the taxable year of payment of any Performance Units payable under this Award Agreement.

(b)Acceleration.

(i)Discretionary Acceleration.  Notwithstanding anything in the Plan, this Award Agreement, or any other plan or agreement to the contrary, if the Administrator, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the unvested Performance Units, such Performance Units will be considered as having vested as of the date specified by the Administrator.  Subject to the provisions of this Section 4, Section 5 and Section 7, the payment of such accelerated portion of the Performance Units shall be made as soon as practicable after the new vesting date, but, except as provided in this Award Agreement, in no event later than the later of (i) the end of the calendar year that includes the vesting date or (ii) the fifteenth (15th) day of the third (3rd) month following the applicable vesting date; provided, however, if the Award is “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury Regulations and  any official guidance promulgated thereunder (“Section 409A”), the payment of such accelerated portion of the Performance Units nevertheless shall be made at the same time or times as if such Performance Units had vested in accordance with the vesting schedule set forth in the Notice of Grant as if the acceleration had not been applied, including any necessary application of Section 4(b)(ii) (whether or not Participant remains employed by the Company or a Parent or Subsidiary of the Company as of such date(s)), unless an earlier payment date, in the judgment of the Administrator, would not cause Participant to incur an additional tax under Section 409A, in which case, payment of such accelerated Performance Units shall be made no later than the fifteenth (15th) day of the third (3rd) month (and in all cases within ninety (90) days) following the earliest permissible payment date that would not cause Participant to incur an additional tax under Section 409A (subject to Section 4(b)(ii)).  Notwithstanding the foregoing, any delay in payment pursuant to this Section 4(b)(i) will cease upon Participant’s death and such payment will be made as soon as practicable after the date of Participant’s death (and in all cases within ninety (90) days following such death).

(ii)Separation from Service.  Notwithstanding anything in the Plan, this Award Agreement, or any other plan or agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Performance Units is accelerated in connection with Participant’s termination as a Service Provider, such accelerated Performance Units will not be payable by virtue of such acceleration until and unless Participant has a “separation from service” within the meaning of Section 409A.  Until Participant has a “separation from service,” the payment of such accelerated portion of the Award will be made at the same time or times as if such Award had vested in accordance with the vesting schedule set forth in the Notice of Grant as if the acceleration had not been applied.  Further, and notwithstanding anything in the Plan or this Award Agreement to the contrary, if any such accelerated Performance Units would otherwise become payable upon a “separation from service” within the meaning of Section 409A, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such “separation from service” (other than due to Participant’s death) and (y) the payment of such accelerated Performance Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s “separation from service,” then, to the extent necessary to avoid the imposition of such additional taxation, the payment of such accelerated Performance Units otherwise payable to Participant during such six (6) month period will accrue and will not be made until the date six (6) months and one (1) day following the date of Participant’s “separation from service,” unless Participant dies following his or her termination as a Service Provider, in which case, the Performance Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death (and in all cases within ninety (90) days of Participant’s death).

(iii)Change in Control.  Notwithstanding anything in the Plan, this Award Agreement, or any other plan or agreement to the contrary, if the vesting of all or a portion of the Performance Units accelerates (i) pursuant to Section 14(c) of the Plan in the event of a Change in Control that is not a “change in control” within the meaning of Section 409A or (ii) pursuant to any other plan, agreement, resolutions or arrangement that provides for acceleration in the event of a change in control that is not a “change in control” within the meaning of Section 409A, then the payment of such accelerated portion of the Performance Units will be made in accordance with the timing of payment rules that apply to discretionary accelerations under Section 4(b)(i) of this Award Agreement.  If the vesting of all or a portion of the Performance Units accelerates in the event of a Change in Control that is a “change in control” within the meaning of Section 409A, then the payment of such accelerated Performance Units shall be paid no later than the date that is the fifteenth (15th) day of the third (3rd) month (and in all cases within ninety (90) days) following the vesting date.

(c)Section 409A.  It is the intent of this Award Agreement to comply with the requirements of Section 409A so that none of the Performance Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  Each payment and benefit payable under this Award Agreement is intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2).

5.Forfeiture upon Termination of Status as a Service Provider.  Notwithstanding any contrary provision of this Award Agreement, the balance of the Performance Units that have not vested as of the time of Participant’s termination as a Service Provider for any or no reason and Participant’s right to acquire any Units hereunder will immediately terminate.

6.Death of Participant.  Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate.  Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7.Withholding of Taxes.  Notwithstanding any contrary provision of this Award Agreement, no Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares so issuable.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld, (c) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld.  To the extent determined appropriate by the Company in its discretion, it shall have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant.  If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Performance Units otherwise are scheduled to vest pursuant to Sections 3 or 4, Participant will permanently forfeit such Performance Units and any right to receive Shares thereunder and the Performance Units will be returned to the Company at no cost to the Company.

8.Rights as Shareholder.  Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until such Shares will have been issued and recorded on the register of members of the Company.  After such issuance and recordation, Participant will have all the rights of a shareholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

9.No Guarantee of Continued Service.  PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE PERFORMANCE UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF PERFORMANCE UNITS OR ACQUIRING SHARES HEREUNDER.  PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

10.Address for Notices.  Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at UTStarcom Holdings Corp., Level 6,28 Hennessy Road Admiralty Hongkong or at such other address as the Company may hereafter designate in writing.

11.Grant is Not Transferable.  Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

12.Binding Agreement.  Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

13.Additional Conditions to Issuance of Shares.  If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under Cayman Islands laws, any U.S. state or federal law or other applicable law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company.  Where the Company determines that the delivery of the payment of any Units will violate Cayman Islands laws, U.S. federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation.  The Company will make all reasonable efforts to meet the requirements of Cayman Islands laws, any U.S. state or federal law or other applicable law or securities exchange and to obtain any such consent or approval of any such governmental authority.

14.Plan Governs.  This Award Agreement is subject to all terms and provisions of the Plan.  In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.  Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.

15.Administrator Authority.  The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Units have vested).  All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons.  No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

16.Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to Performance Units awarded under the Plan or future Performance Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

18.Agreement Severable.  In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

19.Modifications to the Agreement.  This Award Agreement constitutes the entire understanding of the parties on the subjects covered.  Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein.  Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.  Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Performance Units.

20.Amendment, Suspension or Termination of the Plan.  By accepting this Award, Participant expressly warrants that he or she has received an Award of Performance Units under the Plan, and has received, read and understood a description of the Plan.  Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

21.Governing Law.  This Award Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof.  For purposes of litigating any dispute that arises under this Award of Performance Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Alameda County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Performance Units is made and/or to be performed.

APPENDIX B

PERFORMANCE MATRIX

[INSERT PERFORMANCE MATRIX]